           Exhibit 5.1 to Aspen Technology, Inc. 8K filed May 10, 1999


               Aspen Technology Reports 1999 Third Quarter Results


 Announces Restructuring Program Intended to Reduce Costs, Improve Productivity

Cambridge, MA - April 27, 1999 -- Aspen Technology, Inc. (NASDAQ: AZPN), the leading supplier of enterprise manufacturing optimization solutions for the process industries, today reported results for its third quarter ended March 31, 1999. Based on these results and continuing economic pressures on customers in the refining, chemicals and petrochemicals sectors, the Company announced it has implemented a restructuring program intended to reduce AspenTech's operating costs and improve productivity.

The Company reported total revenues of $54.2 million in the third quarter of fiscal 1999, compared with $68.4 million in the same period last year. For the three months ended March 31, 1999, software license revenue was $22.2 million, while services revenue totaled $32.0 million. Net loss for the third quarter totaled $5.9 million or $0.23 per share, compared with net income of $9.3 million or $0.37 per share, excluding one-time charges, for the same period in fiscal 1998.

During the third quarter, AspenTech closed a number of software license agreements. The Company's supply chain business performed well, closing significant transactions in the quarter for its Aspen MIMI product with a major European specialty chemicals company and with one of the largest aluminum recyclers in the world. The Company sold the largest Aspen PIMS license in the company's history to Equiva, the services group for Motiva and Equilon (the new refining joint ventures from Texaco, Shell and Star). AspenTech also won a major integrated Plantelligence automation project for an ethylene complex in North America to be operated by the BASF Fina joint venture. Additional transactions signed during the third quarter included license agreements with Aristech Chemical, Consolidated Paper, Dow Chemical, Hoechst and Union Carbide.

"Difficult economic conditions in the refining, chemicals and petrochemicals sectors, our core markets, along with resultant corporate restructurings and consolidation, were the primary causes for the shortfall in third quarter revenue," said Larry Evans, chairman and CEO of Aspen Technology. "We saw no decline in our competitive win rate, and we continued to see solid demand for our solutions, which help process manufacturers become more competitive. However, decisions are taking longer and the sales cycles are more complex in this environment. Consequently, we have taken decisive actions to adjust our strategy and tactics accordingly, as well as our cost structure.

"First, in light of protracted weakness in our core vertical markets, we have taken aggressive steps to significantly reduce our overall cost structure by shrinking our headcount worldwide, streamlining operations, and consolidating facilities. These actions should better align revenues and expenses and are intended to enable us to return to profitability in the near term. Second, we have made some changes within the sales organization to focus more senior resources on day-to-day management of the sales process. And third, we are focussing a larger proportion of our resources on supply chain and Plantelligence opportunities, where our solutions are clearly differentiated, and where we have seen strong market demand and recent competitive success."

In connection with this restructuring, AspenTech is reducing its staff by approximately 200 employees, about 12 percent of the global workforce, as well as consolidating facilities, streamlining operations and


                                     -more-

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                                                                      Aspen Tech
                                                                          Page 2


rationalizing certain non-core products and activities acquired in recent years. As a result of these measures, AspenTech expects to report a $17-19 million restructuring charge in the fourth quarter ending June 30, 1999 and reduce substantially its operating costs for fiscal year 2000.

"These actions have sharpened our focus on strategic initiatives. The elimination of redundant, non-core activities will enable us to improve our productivity, maintain customer confidence, and concentrate our investments on innovation and customer support, the foundation of our longstanding industry leadership," said Evans. "Longer term, I am confident that we are well-positioned for continued market leadership, with the largest installed base of customers, the most advanced technology base, the most integrated solutions and the largest implementation force in the industry."

Aspen Technology, Inc. (www.aspentech.com) is a leading supplier of software and services for the design and automation of process manufacturing plants and the optimization of the supply chain in process industries including chemicals, petrochemicals, petroleum refining, pulp and paper, metals and minerals, electric power, pharmaceuticals, semiconductor, consumer packaged goods, and food and beverage. Process manufacturers use AspenTech's solutions to improve the way they design, operate and manage their plants and global supply chain. These solutions enable manufacturers to reduce their raw material, energy and capital expenses; meet environmental and safety regulations; improve customer service levels; reduce inventory requirements; improve product quality; and shorten the time required to get new production processes on stream. AspenTech employs more than 1,400 and is headquartered in Cambridge, Mass., with offices in 22 countries worldwide.

Plantelligence, AspenTech's suite of products and services, is the process manufacturing industry's only complete solution for optimizing manufacturing enterprises from supply chain to plant execution. Deep process knowledge, combined with world-leading optimization expertise and integration with enterprise resource planning (ERP) and open control systems, brings AspenTech manufacturing customers' businesses closer to their true potential.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the risks set forth under the caption "Risk Factors" in Aspen Technology's Amendment No. 1 to the S-3, filed on December 23, 1998 (file number 333-68789) with the Securities and Exchange Commission, which factors are incorporated herein by reference. Such risk factors include without limitation the risk that the Company's operating results are difficult to predict and may fluctuate significantly from quarter to quarter, the Company's revenues are concentrated in the chemicals, petrochemicals and petroleum industries, and customers may decide not to purchase the Company's products and services, or may decide to delay purchasing our products or services in anticipation of year 2000 computer compliance issues.

CONTACTS:

Lisa Zappala                                         Joshua Young
Chief Financial Officer                              Investor Relations
Aspen Technology, Inc.                               Aspen Technology, Inc.
617-949-1000                                         617-949-1274
                                                     joshua.young@aspentech.com


                                - tables follow -




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                             Aspen Technology, Inc.

                Consolidated Condensed Statements of Operations

                 (Dollars in thousands, except per share data)


                                                                      Three Months Ended                          Nine Months Ended
                                                        March 31,           March 31,               March 31,           March 31,
                                                           1999                1998                    1999                1998
                                                     -----------------   -----------------       -----------------   ---------------
REVENUES:

  Software licenses                                       $ 22,191            $ 38,691                $ 66,868            $ 95,544
     Maintenance and other services                            32,001              29,697                  95,688           82,500
                                                     -----------------   -----------------       -----------------   ---------------
       Total revenues                                          54,192              68,388                 162,556          178,044
                                                     -----------------   -----------------       -----------------   ---------------

EXPENSES:
     Cost of software licenses                                  2,149               1,540                   5,759            4,964
     Cost of maintenance and other services                    21,204              17,274                  62,217           48,342
     Selling and marketing                                     22,207              19,876                  62,961           52,683
     Research and development                                  12,297              10,998                  35,838           31,519
     General and administrative                                 6,235               5,309                  17,335           14,650
     Costs related to acquisitions                                  -               8,947                       -            9,456
                                                     -----------------   -----------------       -----------------   ---------------
       Total costs and expenses                                64,092              63,944                 184,110          161,614
                                                     -----------------   -----------------       -----------------   ---------------

     Income (loss) from operations                             (9,900)              4,444                 (21,554)          16,430

     Other income (expense), net                                 (115)               (162)                    131             (320)
     Interest income, net                                       1,005               1,358                   3,369            4,158
                                                     -----------------   -----------------       -----------------   ---------------

     Income (loss) before provision for
     (benefit from) income taxes                               (9,010)              5,640                 (18,054)          20,268

     Provision for (benefit from)
     income taxes                                              (3,153)              5,073                  (6,318)          10,324
                                                     -----------------   -----------------       -----------------   ---------------


       Net income (loss)                                     $ (5,857)              $ 567               $ (11,736)         $ 9,944
                                                     =================   =================       =================   ===============

     Net income (loss) per common and
       common equivalent share                                $ (0.23)             $ 0.02                 $ (0.47)          $ 0.41
                                                     =================   =================       =================   ===============

     Weighted average common and common
       equivalent shares outstanding                           24,925              25,324                  24,954           24,432
                                                     =================   =================       =================   ===============

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                             Aspen Technology, Inc.

                      Consolidated Condensed Balance Sheet
                             (Dollars in thousands)





                                                                           March 31,                      June 30,
                                                                             1999                           1998
                                                                       ------------------             -----------------
ASSETS
Current Assets:
     Cash, cash equivalents and short-term investments                          $ 99,900                     $ 113,681
     Accounts receivable and unbilled services, net                               82,101                        89,880
     Current portion of long-term installments receivable, net                    29,268                        23,643
     Prepaid expenses and other current assets                                    12,294                        10,831
                                                                       ------------------             -----------------

        Total current assets                                                     223,563                       238,035
                                                                       ------------------             -----------------

Long-term installments receivable, net                                            33,078                        36,203
Equipment and leasehold improvements, net                                         41,848                        42,736
Computer software development costs, net                                           5,952                         5,696
Intangible assets, net                                                            11,703                        12,857
Other assets                                                                       6,602                         7,355
                                                                       ------------------             -----------------

     Total assets                                                              $ 322,746                     $ 342,882
                                                                       ==================             =================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                                             $ 842                       $ 2,187
     Accounts payable and accrued expenses                                        26,123                        38,545
     Unearned revenue                                                              7,316                         6,008
     Deferred revenue                                                             20,501                        17,888
     Deferred income taxes                                                           541                           541
                                                                       ------------------             -----------------
       Total current liabilities                                                  55,323                        65,169
                                                                       ------------------             -----------------

Long-term debt, less current maturities                                           90,376                        90,635
Deferred revenue, less current portion                                            12,825                        15,074
Other liabilities                                                                    539                           914
Deferred income taxes                                                              6,076                         6,074
                                                                       ------------------             -----------------

Total stockholders' equity                                                       157,607                       165,016
                                                                       ------------------             -----------------
     Total liabilities and stockholders' equity                                $ 322,746                     $ 342,882
                                                                       ==================             =================

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